Exhibit 10.2
Execution Copy
INDEMNITY ESCROW AGREEMENT
          THIS INDEMNITY ESCROW AGREEMENT, dated as of May 31, 2007 (the “Agreement”), is made by and among by and among Broadview Networks Holdings, Inc., a Delaware corporation (“Parent”), Jeffrey Ginsberg, as agent for the former Stockholders of the Company (the “Stockholders’ Agent”), and JPMorgan Chase Bank N.A., a national banking association, as escrow agent (the “Escrow Agent”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement (as defined below).
RECITALS:
          WHEREAS, Parent, Eureka Acquisition Corporation, a Delaware corporation and wholly-owned Subsidiary of Parent (“Merger Sub”), Eureka Broadband Corporation, a Delaware corporation (the “Company”), the Significant Stockholders of the Company, and the Stockholders’ Agent are parties to that certain Agreement and Plan of Merger, dated as of February 23, 2007 (the “Merger Agreement”), pursuant to which Merger Sub on the date hereof was merged with and into the Company and the separate existence of Merger Sub has ceased;
          WHEREAS, Section 15.2 of the Merger Agreement provides for the indemnification of the Parent Indemnitees by the Stockholders from certain losses that may be incurred by the Parent Indemnitees;
          WHEREAS, Sections 4.7(b) and 4.7(c) of the Merger Agreement provide for certain deposits to be made by Parent and Stockholders’ Agent, in each case on behalf of the Stockholders, to the Indemnity Escrow Fund (as defined below) (and, in the event that Stockholders’ Agent does not satisfy such obligation, for each Significant Stockholder to make a deposit to the Indemnity Escrow Fund with respect to its pro rata share of the Indemnity Escrow Fund);
          WHEREAS, pursuant to the Merger Agreement, the Stockholders have appointed the Stockholders’ Agent to perform the functions of the Stockholders’ Agent set forth in this Agreement on behalf of the Stockholders; and
          WHEREAS, consummation of the Merger was conditioned upon, inter alia, the execution and delivery of this Agreement, and this Agreement was an essential part of the consideration for which Parent and Merger Sub were willing to enter into the Merger Agreement and to consummate the transactions contemplated thereby.
          NOW, THEREFORE, in consideration of the foregoing premises, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
          1. Appointment of Escrow Agent; Deposits.

               (a) Parent and Stockholders’ Agent (on behalf of itself and the Stockholders, respectively) hereby designate and appoint Escrow Agent as escrow agent to act in accordance with the terms of this Agreement, and Escrow Agent agrees to act as such escrow agent on the terms, conditions and provisions provided in this Agreement.
               (b) Simultaneously with the execution of this Agreement, Parent shall have deposited three million dollars ($3,000,000) in cash (the “Cash Escrow Deposit”) with the Escrow Agent for the account of the Stockholders. The Cash Escrow Deposit, together with the Stock Escrow Deposit (as defined below) plus any additions thereto which may be made from time to time pursuant to Sections 4.7(b) and/or 4.7(c) of the Merger Agreement, shall be held in an account referred to herein as the “Indemnity Escrow Fund”.
               (i) Escrow Agent shall hold, invest, reinvest, manage, administer, distribute and dispose of the Cash Escrow Deposit in accordance with the terms and conditions of this Agreement.
               (ii) From time to time, pursuant to Sections 4.7(b) and/or 4.7(c) of the Merger Agreement, the Stockholders’ Agent (on behalf of the Stockholders) may be required to deposit additional funds into the Indemnity Escrow Fund. Such additional deposit(s) shall be treated in the same manner as, and shall upon deposit be deemed part of, the Cash Escrow Deposit.
               (c) Simultaneously with the execution of this Agreement, Parent shall deposit with Escrow Agent certificates registered in the names of the Stockholders (in accordance with each such Stockholder’s Percentage Interest, as set forth on Exhibit A hereto) evidencing (i) an aggregate of 5,045.309 shares of Parent’s Series B-1 Preferred Stock, par value $0.01 per share (the “Series B-1 Preferred Stock”), (ii) an aggregate of 126,132.725 shares of Parent’s Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”), and (iii) warrants to purchase 3,783.985 shares of Series B-1 Preferred Stock and 94,599.625 Class A Common Stock (the “Parent Stock Warrants” and, together with the Series B-1 Preferred Stock and the Class A Common Stock, the “Stock Escrow Deposit”), and Stockholders’ Agent shall deposit stock powers and assignment forms for the transfer of such shares and warrants, respectively, duly executed by the Stockholders in blank. Escrow Agent shall hold, manage, administer, distribute and dispose of the Stock Escrow Deposit and Proceeds (as defined below) in accordance with the terms and conditions of this Agreement. Solely for the purposes of this Agreement and the Merger Agreement, during the term hereof, the aggregate value of the Stock Escrow Deposit shall be deemed to be seven million dollars $7,000,000 (the “Ascribed Value”). From time to time, pursuant to Sections 4.7(b) and 4.7(c) of the Merger Agreement, Stockholders’ Agent (on behalf of Stockholders) may be required to deposit additional cash into the Indemnity Escrow Fund (and, in the event that Stockholders’ Agent does not satisfy such obligation, for each Stockholder to make a deposit to the Indemnity Escrow Fund with respect to its pro rata share of such Indemnity Escrow Fund). Such additional deposit(s) shall be treated in the same manner as, and shall upon deposit be deemed part of, the Cash Escrow Deposit.
               (d) As of any given date, the sum of the then current value of the remaining Cash Escrow Deposit, the Stock Escrow Deposit and Proceeds held by Escrow Agent (excluding any interest and other earnings on the Cash Escrow Deposit, and any cash Proceeds, which shall be set apart and distributed on a quarterly basis to the Stockholders pursuant to Section 3(f) of this Agreement) shall be referred to herein as the “Indemnity Escrow Fund Balance”.
          2. Investment of Cash Escrow Deposit and Cash Proceeds. Until the termination of this Agreement, the Cash Escrow Deposit and any cash Proceeds (together with the interest, if any, earned thereon and on the Cash Escrow Deposit) shall be fully invested and reinvested by Escrow Agent (i) in a JPMorgan Chase Money Market Account or (ii) as jointly directed by Parent and Stockholders’ Agent, in any other type of investment account offered by Escrow Agent that is acceptable to the Escrow Agent. Escrow Agent shall have the authority to liquidate any investment as required to administer its duties hereunder. The parties acknowledge that the Escrow Agent shall not be responsible for any diminution in value of the Indemnity Escrow Fund Balance due to losses resulting from investments made pursuant to this Agreement. The parties to this Agreement recognize and agree that the Escrow Agent will not provide supervision, recommendations or advice relating to either the investment of moneys held in the Indemnity Escrow Fund or the purchase, sale, retention or other disposition of any investment described herein. The Escrow Agent or any of its affiliates may receive compensation with respect to any investment directed hereunder. Receipt, investment and reinvestment of the Indemnity Escrow Fund shall be confirmed by the Escrow Agent as soon as practicable by account statement, and any discrepancies in any such account statement shall be noted by the parties to the Escrow Agent within thirty (30) calendar days after receipt thereof.
          3. Releases From Indemnity Escrow Fund Balance.
               (a) General Rules.
               (i) Escrow Agent shall hold the Indemnity Escrow Fund Balance (together with any cash Proceeds and the interest, if any, earned thereon and on the Indemnity Escrow Fund Balance) in accordance with this Agreement and shall release amounts from the Indemnity Escrow Fund Balance (together with any cash Proceeds and the interest, if any, earned thereon and on the Indemnity Escrow Fund Balance) only as provided by Sections 3 and 4 hereof or as jointly directed in writing by Stockholders’ Agent and Parent.
               (ii) In the event Escrow Agent is duly instructed in writing, in accordance with Sections 4(b), 4(c) or 4(e) hereof (or is otherwise permitted under Sections 3(c), 3(d), or 4(b)(i) hereof) to disburse cash out of the Indemnity Escrow Fund Balance to any party, (i) Escrow Agent shall disburse such amount of cash by mailing a check to such party at the address set forth in the instruction or by wire transfer to the bank account specified in such instruction notice and (ii) if Escrow Agent is instructed to transfer cash out of the Indemnity Escrow Fund Balance to any bank for the account of any party, Escrow Agent may require the party issuing the instruction to agree to appropriate security procedures to verify that the instruction is that of such issuing party.
               (iii) In the event Escrow Agent is duly instructed in writing, in accordance with Sections 4(b), 4(c) or 4(e) hereof (or is otherwise permitted under Sections 3(c), 3(d), 3(b)(ii) hereof) to disburse any of the Stock Escrow Deposit out of the Indemnity Escrow Fund Balance to any party and Parent is notified in writing of such instruction to disburse any of the Stock Escrow Deposit, Parent shall deposit with Escrow Agent (i) share certificates, registered in the names of the Stockholders, in an amount for each Stockholder equal to such Stockholder’s Percentage Interest, as set forth on Exhibit A, of the shares of Series B-1 Preferred Stock and Class A Common Stock remaining in the Indemnity Escrow Account immediately prior to such disbursement reduced by such Seller’s Percentage Interest of such disbursement and (ii) Parent Stock Warrants, registered in the names of the Stockholders, representing shares of Series B-1 Preferred Stock and Class A Common Stock in an amount for each Stockholder equal to such Stockholder’s Percentage Interest of the shares subject to such warrants, as set forth on Exhibit A, remaining in the Indemnity Escrow Account immediately prior to such disbursement reduced by such Stockholder’s Percentage Interest of the shares subject to such warrants that comprise such disbursement. Upon receipt of such notice, Parent shall, as soon as reasonably practicable, issue (i) new stock certificates and new warrants to the party, and in the amounts, specified in the instruction notice from Escrow Agent and (ii) replacement stock certificates in the name of the person in whose name the original stock certificates were issued for the balance of the shares (the “Replacement Certificates”), and new warrants in the name of the person in whose name the original warrants were issued representing the balance of the shares underlying such warrants (the “Replacement Warrants”). The Replacement Certificates and Replacement Warrants shall be delivered to Escrow Agent to be held in the Indemnity Escrow Fund as part of the Stock Escrow Deposit. Any notice by Parent and/or Stockholders’ Agent required hereunder relating to the release of all or a portion of the Stock Escrow Deposit shall instruct Escrow Agent to whom the shares of Series B-1 Preferred Stock, Class A Common Stock and Parent Stock Warrants held in the Indemnity Escrow Fund are to be delivered. Escrow Agent shall not be responsible for the certificates representing the shares of Series B-1 Preferred Stock, Class A Common Stock and Parent Stock Warrants when they are not in Escrow Agent’s possession.
               (b) Release of Remaining Indemnity Escrow Fund Balance.
               (i) Pursuant to Section 4.10(b) of the Merger Agreement, on the date that is 13 months following the date hereof (the “Escrow Cash Release Date”), Escrow Agent shall pay the Stockholders the remaining balance of the Cash Escrow Deposit from the Indemnity Escrow Account, to the extent that such cash exceeds an amount equal to thirty percent (30%) of the aggregate dollar amount of Open Claims (as defined below) at such time. Such payment shall be allocated among the Stockholders in accordance with Section 3(e) hereof, it being understood that Escrow Agent is not a calculation agent and shall be entitled to rely upon any calculations set forth in a joint written instruction of Parent and Stockholders’ Agent relating to such release.
               (ii) Pursuant to Section 4.10(b) of the Merger Agreement, Escrow Agent shall distribute to the Stockholders the remaining balance of the Stock Escrow Deposit remaining in the Indemnity Escrow Account on the earlier of (A) 5:00 pm (New York Time) on March 31, 2009 and (B) the date that is 120 Business Days after the date of a Parent Change of Control if Escrow Agent has received notice of such Parent Change of Control (including the date of the Escrow Stock Release Date) prior to

115 Business Days after the date of the Parent Change of Control (such earlier date, the “Escrow Stock Release Date” and after 3:00 p.m. on the later of such date and the Escrow Cash Release Date, the “Escrow Release Date”); provided that (I) the Stock Escrow Deposit shall be released only to the extent that the Ascribed Value of such remaining balance of the Stock Escrow Deposit exceeds the percentage of the aggregate dollar amount of Open Claims at such time that equals the difference between one hundred percent (100%) and the percentage of such Open Claims for which a portion of the Cash Escrow Deposit is then reserved (i.e. those Open Claims that arose prior to the Escrow Cash Release Date), (II) if the Escrow Stock Release Date is prior to the Escrow Cash Release Date, then the remaining balance of the Stock Escrow Deposit shall be released to the Stockholders only to the extent that the Stockholders restore and deposit into the Indemnity Escrow Fund cash, stock or other proceeds received by the Stockholders in connection with the Parent Change of Control equal to the Ascribed Value of the remaining balance of the Stock Escrow Deposit (the “Tender Proceeds”), and such Tender Proceeds shall then be treated as part of the Cash Escrow Deposit for purposes of the release thereof from the Indemnity Escrow Account, it being understood that in the event that holders of Series B-1 Preferred Stock and Class A Common Stock are required to tender, sell or transfer their shares of Series B-1 Preferred Stock and Class A Common Stock to a third party pursuant to a Parent Change of Control, such shares shall be released to the Stockholders (or a designee thereof) on the date on which the Stockholders are so required to tender, sell or transfer such shares (subject to the obligation to deposit the Tender Proceeds into the Indemnity Escrow Fund pursuant to this Section 3(b)(ii)). The parties acknowledge and agree that Escrow Agent is not a calculation agent and shall be entitled to rely upon any calculations set forth in a joint written instruction of Parent and Stockholders’ Agent relating to such release.
               (c) Releases Upon Resolution of Open Claims. Promptly after Escrow Agent’s receipt of a copy of a Final Determination (as hereinafter defined) for an Open Claim (as hereinafter defined), the amount payable to Parent or the Stockholders under the Final Determination for such Open Claim shall be paid to Parent or Stockholders, as applicable, from the Claim Reserve (as hereinafter defined) for such Open Claim and, if the Escrow Release Date has passed, the balance of such Claim Reserve, if any, shall then be paid to the Stockholders to the extent authorized pursuant to Section 4 below less the Stockholders’ share of amounts payable to the Escrow Agent pursuant to Section 13 below.
               (d) Quarterly Payments of Interest and Cash Proceeds. Neither cash Proceeds (including any interest and other earnings thereon) nor any interest or other earnings from the Cash Escrow Deposit shall be part of the Cash Escrow Deposit or the Indemnity Escrow Fund Balance but shall instead be distributed to the Stockholders in accordance with Section 3(e) each calendar quarter commencing on June 30, 2007.
               (e) Distributions to Stockholders. Distributions to be made to the Stockholders pursuant to this Agreement shall be made in accordance with each Stockholder’s Percentage Interest as set forth on Exhibit A.

          4. Payment Procedures in Respect of Parent Claims. The procedure for payments to Parent out of the Indemnity Escrow Fund Balance for indemnification claims shall be as follows:
               (a) From time to time prior to 12:00 p.m. (New York Time) on the Escrow Release Date, in the event Parent determines that a Parent Indemnitee is entitled to indemnification from the Indemnity Escrow Fund, Parent may request payment from the Indemnity Escrow Fund Balance by giving written notice of its claim to Escrow Agent and Stockholders’ Agent, specifying in such notice (i) the nature of the claim, (ii) the amount thereof if then ascertainable and, if not then ascertainable, the estimated maximum amount thereof, (iii) the provisions in the Merger Agreement on which the claim is based and (iv) that such request for payment is being made in good faith (a “Claim Notice”).
               (b) If the Claim Notice states that the claim is being made pursuant to Sections 4.7(b) (with respect to dissenters’ rights) or 4.7(c) of the Merger Agreement in respect of distributions from the Additional Escrow Fund in excess of the then current balance of the Additional Escrow Fund (an “Additional Escrow Fund Claim”), then the claim shall be paid in accordance with Section 3 of the Additional Escrow Agreement, a copy of which is attached hereto as Exhibit B, and such payments shall be made from the Cash Escrow Deposit hereunder.
               (c) If Escrow Agent has not received from Stockholders’ Agent a written objection to a Claim Notice given by Parent in accordance with Section 4(a) by 5:00 p.m. (New York Time) on the twentieth (20) Business Day after receipt by Stockholders’ Agent of such Claim Notice (the “Objection Period”), the claim stated in such Claim Notice shall be conclusively deemed to be approved by Stockholders’ Agent, and Escrow Agent shall promptly thereafter pay to Parent or its designee(s) (as indicated in the Claim Notice) in the manner specified in the Claim Notice the amount of such claim to the extent of the Indemnity Escrow Fund Balance then remaining. The Claim Notice shall include the information described below including the amount and number of shares of Series B-1 Preferred Stock and Class A Common Stock and number of Parent Stock Warrants to be paid from the Stock Escrow Deposit. Such payment shall be made thirty percent (30%) from the Cash Escrow Deposit and, based upon the Ascribed Value, seventy percent (70%) from the Stock Escrow Deposit (and within the Stock Escrow Deposit, such payment shall be made from the Series B-1 Preferred Stock, Class A Common Stock and Parent Stock Warrants in the same ratio that such securities made up the original Stock Escrow Deposit); provided, however, that if there is an insufficient amount in the Cash Escrow Deposit or the Stock Escrow Deposit, as the case may be, in the Indemnity Escrow Fund Balance to satisfy payment in accordance with the foregoing percentages, then the amount equal to the portion of the foregoing percentage that cannot be so satisfied shall instead be satisfied from the Cash Escrow Deposit or the Stock Escrow Deposit, as the case may be, to the extent available in the Indemnity Escrow Fund Balance. To the extent that such amount is paid in shares of stock, and warrants representing shares of stock, constituting all or a portion of the Stock Escrow Deposit, the certificates representing all of the shares of stock in the Stock Escrow Deposit and warrants representing all of the shares of stock subject to such warrants (together with all related stock powers and assignment forms) shall be delivered to Parent for cancellation on the books and records of Parent. Upon receipt of such shares of stock and warrants representing such shares of stock, if such amount consists of stock and warrants representing shares of stock which are less than the total amount of the Stock Escrow Deposit, Parent shall, as soon as reasonably practicable, issue Replacement Certificates, and Replacement Warrants which Replacement Certificates and Replacement Warrants shall be delivered to Escrow Agent to be held in the Indemnity Escrow Fund as part of the Stock Escrow Deposit. Escrow Agent shall have no responsibility to determine if the value of the Replacement Certificates or Replacement Warrants is sufficient or valid. All non-cash Proceeds shall follow the shares in the Stock Escrow Deposit to which such Proceeds relate and shall be disbursed to the person receiving such shares, and any reference herein to delivery of shares shall include delivery of the non-cash Proceeds related thereto, it being understood that Escrow Agent is not a calculation agent and shall be entitled to rely upon any calculations set forth in any written instruction required under this section. Escrow Agent shall have no responsibility to verify that Parent has complied with the provisions of Section 4(a) hereof, but instead may assume that upon receipt of the request from Parent, the provisions of Section 4(a) have been so complied with.
               (d) If during the Objection Period Escrow Agent shall have received from Stockholders’ Agent an objection to the claim by Parent describing the nature of and grounds for such objection and that such objection is being made in good faith (a copy of which shall in each case be sent to Parent by Stockholders’ Agent in accordance with the provisions of Section 15 below), then such claim shall be deemed to be an “Open Claim” regardless of whether the Objection Period has elapsed, and Escrow Agent shall reserve within the Indemnity Escrow Fund Balance an amount equal to the amount of the Open Claim (which amount for each Open Claim is referred to herein as the “Claim Reserve”). Such Claim Reserve shall consist of thirty (30%) from the Cash Escrow Deposit and, based upon the Ascribed Value, seventy percent (70%) from the Stock Escrow Deposit (and within the Stock Escrow Deposit, such payment shall be made from the Series B-1 Preferred Stock, Class A Common Stock and Parent Stock Warrants in the same ratio that such securities made up the original Stock Escrow Deposit); provided, however, that if there is an insufficient amount in the Cash Escrow Deposit or the Stock Escrow Deposit, as the case may be, in the Indemnity Escrow Fund Balance for such Claim Reserve in accordance with the foregoing percentages, then the amount equal to the portion of the foregoing percentage that cannot be so satisfied shall instead be satisfied from the Cash Escrow Deposit or the Stock Escrow Deposit, as the case may be, to the extent available in the Indemnity Escrow Fund Balance, it being understood that Escrow Agent is not a calculation agent and shall be entitled to rely upon any calculation provided to it in a joint written instruction of Parent and Shareholders’ Agent. For the avoidance of doubt, the term Open Claim shall include any claim for which a Claim Notice has been received during the twenty (20) Business Day period prior to the Escrow Release Date. Escrow Agent shall have no responsibility to verify that Stockholders’ Agent has complied with the provisions of Section 4(d) hereof, but instead may assume that upon receipt of the notice from Stockholders’ Agent, the provisions of Section 4(d) have been so complied with.
               (e) The amount constituting the Claim Reserve for each Open Claim shall be paid by Escrow Agent from the Indemnity Escrow Fund Balance to Parent in accordance with the payment procedures set out in Section 3(c) hereof either (i) in accordance with a joint written instruction by Parent and Stockholders’ Agent or (ii) if and to the extent consistent with either, as the case may be, (A) a copy of a final order, decree or judgment from a court of competent jurisdiction pertaining to the Open Claim or (B) a copy of a final result, determination, finding, judgment and/or award from an arbitrator pertaining to the Open Claim (each, a “Final Determination”), and any portion of the Claim Reserve for such Open Claim not so required to be paid to Parent shall be paid by Escrow Agent to the Stockholders in accordance with Section 3(e) above and such Claim Reserve shall be reduced to zero; provided, however, that if the Escrow Release Date has not yet passed, such portion of the Claim Reserve shall not be paid to the Stockholders but rather shall simply cease to be a reserved portion of the Indemnity Escrow Fund Balance.
               (f) If, after being paid from the Indemnity Escrow Fund Balance the maximum amount it is entitled to be paid in respect of any indemnifiable event based upon the provisions of this Section 4, a Parent Indemnitee shall have additional Losses (as defined in the Merger Agreement) in respect of such indemnifiable event, each of Parent and Merger Sub shall retain any and all of its rights and remedies set forth in the Merger Agreement (subject to any limitations on such rights and remedies contained therein), including the right to seek indemnification from the Stockholders under Section 15.2 thereof in respect of any deficient amounts to the extent permitted thereunder.
          5. Termination.
               (a) This Agreement shall terminate on the earlier to occur of:
               (i) the date on which Escrow Agent shall have been notified in writing by Parent and Stockholders’ Agent that this Agreement shall be terminated; or
               (ii) the date on which Escrow Agent shall have delivered the entire Indemnity Escrow Fund Balance in accordance with the provisions of this Agreement, unless the Stockholders’ Agent (on behalf of the Stockholders) is required at such time to make a deposit into the Indemnity Escrow Fund in accordance with Sections 1(b)(ii), 1(c) or 3(b)(ii) hereof.
               (b) Upon termination of this Agreement as set forth in this Section 5, Escrow Agent shall be discharged from all further obligations or responsibilities hereunder.
          6. Duties of Escrow Agent. The instructions of the parties set forth herein are irrevocable, and Escrow Agent shall act only in accordance with such instructions and in any amendment or amendments executed by all parties hereto and not in accordance with any contrary instructions from any third person. The duties and obligations of Escrow Agent shall be determined solely by the express provisions of this Agreement, and Escrow Agent shall not be liable except for the performance of its duties and obligations as are specifically set forth herein. Escrow Agent shall provide to Stockholders’ Agent and Parent monthly statements reflecting the Indemnity Escrow Fund Balance and the interest earned thereon.
          7. Liability of Escrow Agent. In order to induce Escrow Agent to act as escrow agent hereunder, the parties hereto agree that:
               (a) Escrow Agent shall not in any way be bound or affected by any amendment or modification of this Agreement, unless the same shall have been agreed to in writing by Escrow Agent;

               (b) Escrow Agent shall not be under any duty to give the property held hereunder any greater degree of care than it gives its other customers’ deposits of similar property;
               (c) Escrow Agent may act in reliance upon, and shall incur no liability for or in respect of any action taken or omitted to be taken or anything suffered by it in reliance upon, any notice, direction, consent, certificate, affidavit, statement or other paper or document reasonably believed by Escrow Agent to be genuine and to have been presented or signed by the proper party or parties;
               (d) Escrow Agent shall not at any time be under any duty or responsibility to make a determination of any facts contained in any certificate delivered pursuant hereto or to make any independent verification of the statements or signatures in such certificate or amounts delivered thereby;
               (e) Escrow Agent shall not be responsible for any failure by Parent or Stockholders’ Agent to comply with any of their respective covenants contained in this Agreement, the Merger Agreement or any other agreement;
               (f) Escrow Agent shall be under no duty or obligation to take any legal action in connection with this Agreement or to enforce, through the institution of legal proceedings or otherwise, any of its rights as escrow agent hereunder or any rights of any other party hereto pursuant to this Agreement or any other agreement, nor shall it be required to defend any action or legal proceeding which, in its opinion, would or might involve Escrow Agent in any cost, expense, loss or liability;
               (g) Escrow Agent may engage or be interested in any financial or other transaction with the parties hereunder as freely as if it were not Escrow Agent hereunder;
               (h) Escrow Agent shall be entitled to rely upon advice of counsel of its choosing in reference to any matter connected herewith, and shall have full and complete authorization and protection for any action taken or suffered by it hereunder in good faith and in accordance with the opinion of such counsel and shall not be liable for any mistake of fact or error of judgment, or for any acts or omissions of any kind unless caused by its willful misconduct or gross negligence;
               (i) notwithstanding anything to the contrary contained herein, if Escrow Agent shall be uncertain as to its duties or rights hereunder, shall receive any notice, advice, direction, or other document from any other party with respect to this Agreement which, in its opinion, is in conflict with any of the provisions of this Agreement, or should be advised that a dispute has arisen with respect to the payment, ownership, or right of possession of or to the Indemnity Escrow Fund Balance or any part thereof (or as to the delivery, non-delivery, or content of any notice, advice, direction or other document), Escrow Agent shall be entitled (but not obligated), without liability to anyone, to refrain from taking any action other than to use its best efforts to safely keep the Indemnity Escrow Fund Balance until Escrow Agent shall be directed otherwise in writing by (A) joint written notice of Parent and Stockholders’ Agent or (B) an order, decree or judgment of a court of competent jurisdiction which has been finally affirmed on appeal or which by lapse of time or otherwise is no longer subject to appeal, but Escrow Agent shall be under no duty to institute or to defend any proceeding, although it may institute or defend such proceedings;
               (j) Parent and Stockholders’ Agent (both on its own behalf and on behalf of the Stockholders) hereby authorize Escrow Agent, if Escrow Agent is threatened with litigation or is sued, to interplead all interested parties in any court of competent jurisdiction and to deposit the Indemnity Escrow Fund Balance with the clerk of that court; and
               (k) this Agreement sets forth exclusively the duties of Escrow Agent with respect to any and all matters pertinent hereto and no implied duties or obligations shall be read into this Agreement against Escrow Agent.
          8. Indemnification. Parent and Stockholders’ Agent (who for purposes of this Section 8 is acting on behalf of the Stockholders and shall not incur any indemnification liability hereunder to the extent acting in such representative capacity), covenant and agree to jointly and severally indemnify and hold harmless Escrow Agent and its directors, officers, agents and employees (the “Indemnitees”) from all loss, liability or expense (including the reasonable fees and expenses of in-house or outside counsel) arising out of or in connection with (i) Escrow Agent’s execution and performance of this Agreement, except in the case of any Indemnitee to the extent that such loss, liability or expense is due to the gross negligence or willful misconduct of such Indemnitee, or (ii) its following any instructions or other directions from Parent or Stockholders’ Agent, except to the extent that its following any such instruction or direction is expressly forbidden by the terms hereof and (iii) against any costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to this Agreement, and in the event of any such claim, action, suit, proceeding or investigation: (a) Parent and Stockholders’ Agent, and with full right of contribution from the other party, shall each be obligated to pay the reasonable fees and expenses of counsel selected by Escrow Agent, promptly as statements therefor are received; and (b) Parent and Stockholders’ Agent will cooperate in the defense of any such matter; except that Parent and Stockholders’ Agent shall not have any obligation to indemnify Escrow Agent against any cost, expense, judgment, fine, loss, claim, damage, liability or settlement amount arising out of or pertaining to this Agreement arising from Escrow Agent’s own gross negligence or willful misconduct. The obligations of Parent and Stockholders’ Agent under this Section 8 shall survive: (i) the delivery of the Indemnity Escrow Fund Balance pursuant to this Agreement; (ii) the termination of this Agreement; and (iii) the resignation or removal of Escrow Agent. In the event Parent or Stockholders’ Agent, on behalf of the Stockholders, makes any payment pursuant to this Section 8, as between Parent and the Stockholders, the party making the payment shall have the right to seek contribution from the other party in the amount of 50% of the amount so paid; provided, however, that in the event of a dispute between Parent and Stockholders’ Agent, the prevailing party in such proceeding shall be entitled to recover from the other party those costs and expenses of Escrow Agent incurred under this Section 8 in connection with such proceeding, in addition to such other costs and expenses as may be applicable in such proceeding.

          Parent and Stockholders’ Agent (on behalf of the Stockholders) each agrees to assume any and all obligations imposed now or hereafter by any applicable tax law with respect to the payment of the Indemnity Escrow Fund Balance or any portion thereof under this Agreement, and to indemnify and hold Escrow Agent harmless from and against any taxes, additions for late payment, interest, penalties and other expenses that may be assessed against Escrow Agent on any such payment or other activities under this Agreement. Parent and Stockholders’ Agent undertake to instruct Escrow Agent in writing with respect to Escrow Agent’s responsibility for withholding and other taxes, assessments or other governmental charges, certifications and governmental reporting in connection with its acting as Escrow Agent under this Agreement. Notwithstanding such written directions, Escrow Agent shall report and, as required, withhold any taxes as it determines may be required by any law or regulation in effect at the time of the distribution. Parent and Stockholders’ Agent (on behalf of the Stockholders) agree to indemnify and hold Escrow Agent harmless from any liability on account of taxes, assessments or other governmental charges, including without limitation the withholding or deduction or the failure to obtain proper certifications or to properly report to governmental authorities, to which Escrow Agent may be or become subject in connection with or which arises out of this Agreement, including costs and expenses (including reasonable legal fees), interest and penalties.
          Anything in this Agreement to the contrary notwithstanding, in no event shall Escrow Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action pursuant to which such damages may be sought.
          9. Non-Cash Proceeds; Restrictions on Sale; Assignment or Transfer.
               (a) Escrow Agent has no duty to convert to cash any Proceeds received in any form other than cash and may hold any such non-cash Proceeds in the form received.
               (b) The interests of a Stockholder in the Indemnity Escrow Fund Balance may not be sold and may not be assigned or transferred without the prior written consent of Parent.
          10. Resignation. Escrow Agent may at any time resign as escrow agent by mailing written notice to Parent and Stockholders’ Agent of such intention on its part, specifying the date on which its desired resignation shall become effective. Upon receiving such notice of resignation, Parent and Stockholders’ Agent shall promptly appoint a successor escrow agent by written instrument signed on behalf of Parent and the Stockholders’ Agent, one copy of which shall be delivered to each of the resigning Escrow Agent and the successor escrow agent. If Parent and Stockholders’ Agent shall fail to make such appointment within a period of thirty (30) days after they have been notified in writing of such resignation by the resigning Escrow Agent, then the resigning Escrow Agent may apply to any court of competent jurisdiction in the State of New York for the appointment of a successor escrow agent. Such resignation shall become effective upon the acceptance of the appointment by the successor escrow agent as provided in this Section 10. Upon resignation, Escrow Agent shall be entitled to payment by Parent and

Stockholders’ Agent (on behalf of the Stockholders), split equally, of any amounts then due it hereunder. Any successor escrow agent shall have all of the rights, obligations and immunities of the Escrow Agent set forth herein.
          11. Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but except as set forth in Section 10 hereof, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, nor is this Agreement intended to confer upon any other person except the parties hereto any rights or remedies hereunder; provided, however, that Parent and any Stockholders’ Agent may assign all of their rights hereunder to any Person to whom their rights under the Merger Agreement have been duly assigned in accordance with the terms thereof.
          12. Definitions.
               (a) The term “Proceeds” means, as to each share constituting the Stock Escrow Deposit, any stock, cash or other dividend or distribution (whether or not liquidating or a return of capital) made in respect of such share, including any resulting from a subdivision, combination or reclassification of the outstanding capital stock of Parent or as a result of a merger, consolidation, acquisition or other exchange of assets to which Parent may be a party.
               (b) The term “Business Day” shall mean a day other than a Saturday, Sunday or other day on which banks in the State of New York are required or authorized to close.
          13. Escrow Costs. The fees, costs and expenses payable to Escrow Agent hereunder shall be borne one-half by Stockholders’ Agent (on behalf of the Stockholders) and one-half by Parent. Escrow Agent shall be entitled to deduct from the Cash Escrow Deposit that portion of the fee for its services applicable to the Stockholders pursuant to the attached Fee Schedule and to be reimbursed for its reasonable costs and expenses hereunder (including reasonable counsel fees and expenses). Acceptance fees are payable in advance as compensation for the ordinary administrative services to be rendered hereunder.
          14. Tax Matters. Upon execution of this Agreement, Parent and Stockholders’ Agent, on behalf of each Stockholder, and all Stockholders, shall provide Escrow Agent with a fully executed W-8 or W-9 IRS form, as applicable, which shall include Parent’s and each Stockholder’s respective Taxpayer Identification Number (“TIN”) assigned by the Internal Revenue Service. In addition, all interest or other income earned under this Agreement shall be allocated and/or paid pursuant to the terms of this Agreement and reported by the recipient to the Internal Revenue Service or any other taxing authority. Notwithstanding the terms of this Agreement, the Escrow Agent shall report and, as required, withhold any taxes as it determines may be required by any law or regulation in effect at the time of the distribution. In the event that any earnings remain undistributed at the end of any calendar year, Escrow Agent shall report to the Internal Revenue Service or such other authority such earnings as it deems appropriate or as required by any applicable law or regulation in a manner it deems consistent with the terms of this Agreement. In addition, Escrow Agent shall withhold any taxes it deems appropriate and shall remit such taxes to the appropriate authorities. Income attributable to the Stockholders shall be allocated among them for reporting and withholding purposes in accordance with their Percentage Interests as listed on Exhibit A. Escrow Agent shall have no responsibility for any information reporting activities related to the Stock Escrow Deposit. Parent shall bear the responsibility for all information reporting relating to the Stock Escrow Deposit.
          15. Notices. All notices and other communications pursuant to or in connection with this Agreement shall be in writing and shall be deemed to have been given and received when actually hand-delivered against receipt, one (1) Business Day after dispatch by facsimile transmission with electronic confirmation of receipt, two (2) Business Days after dispatch by recognized overnight delivery service, or seven (7) calendar days after mailing by certified or registered mail with proper postage affixed and return receipt requested, in each case to the address of the party set forth below (or to any changed address provided by any party to the other parties by notice given as provided herein):

To Parent:	Broadview Networks Holdings, Inc. 800 Westchester Avenue 5th Floor, Suite N501 Rye Brook, NY 10573 Attn: General Counsel Facsimile No.: (914) 742-5818

with a copy to: (which shall not constitute notice)	Willkie Farr & Gallagher LLP 787 Seventh Avenue New York, NY 10019 Attention: Jeffrey R. Poss, Esq. Facsimile No.: (212) 728-9536

To Stockholders:	To the addresses specified for notices set forth on Schedule 1.

with a copy to: (which shall not constitute notice)	Kleinbard Bell & Brecker LLP 1900 Market Street Philadelphia, PA 19103 Attention: Howard J. Davis, Esq. Facsimile No.: (215) 568-0140

To Stockholders’ Agent:	Mr. Jeffrey Ginsberg 203 Congress Street Brooklyn, NY 11201 Phone: Fax: (718) 885-9691

with a copy to: (which will not	Kleinbard Bell & Brecker LLP 1900 Market Street

constitute notice)	Philadelphia, PA 19103 Attention: Howard J. Davis, Esq. Facsimile No.: (215) 568-0140

To Escrow Agent:	JPMorgan Chase Bank, N.A., 4 New York Plaza, 21st Floor New York, NY 10004 Attn: Larissa Urcia Facsimile No.: 212-623-6168
          16. Security Procedures. In the event that funds transfer instructions are given (other than in writing at the time of execution of this Agreement), whether in writing, by fax or otherwise, Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to the person or persons designated on Schedule 1 for each Stockholder and on Schedule 2 with respect to Parent and the Stockholders’ Agent, and Escrow Agent may rely upon the confirmation of anyone purporting to be the person or persons so designated. The persons and telephone numbers for call-backs may be changed only in writing actually received and acknowledged by Escrow Agent. If Escrow Agent is unable to contact any of the authorized representatives identified in Schedule 1 or 2, as applicable, Escrow Agent is hereby authorized to seek confirmation of such instructions by telephone call-back to any one or more of the relevant party’s executive officers (“Executive Officers”) if such party is an entity, which shall include the titles of President and Chief Financial Officer, as Escrow Agent may select. Such Executive Officer shall deliver to Escrow Agent a fully executed incumbency certificate, in a form reasonably acceptable to Escrow Agent, and Escrow Agent may rely upon the confirmation of anyone purporting to be any such officer. Escrow Agent and the beneficiary’s bank in any funds transfer may rely solely upon any account numbers or similar identifying numbers provided by Parent or Stockholders’ Agent to identify (i) the beneficiary, (ii) the beneficiary’s bank, or (iii) an intermediary bank. Escrow Agent may apply any portion of the Indemnity Escrow Fund Balance for any payment order it executes using any such identifying number, even when its use may result in a person other than the beneficiary being paid, or the transfer of funds to a bank other than the beneficiary’s bank or an intermediary bank designated. The parties to this Agreement acknowledge that these security procedures are commercially reasonable.
          17. Account Opening Information/TINs. IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT
          For accounts opened in the US: To help the government fight the funding of terrorism and money laundering activities, federal law requires all financial institutions to obtain, verify, and record information that identifies each person who opens an account. When an account is opened, we will ask for information that will allow us to identify relevant parties.
          18. Amendment and Modification. This Agreement may be amended, modified or supplemented only by written agreement of each of Parent, Escrow Agent and Stockholders’ Agent.
          19. Governing Law. This Agreement shall be governed by the laws of the State of New York (regardless of the laws that might otherwise govern under applicable New

York principles of conflicts of law) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies, and such operating circulars of any Federal Reserve Bank, federal laws and regulations, funds transfer system rules and general commercial bank practices applicable to funds transfer and related activities. Each party hereto irrevocably waives any objection on the grounds of venue, forum non-conveniens or any similar grounds and irrevocably consents to service of process by mail or in any other manner permitted by applicable law and consents to the jurisdiction of the courts located in the State of New York. The parties further hereby waive any right to a trial by jury with respect to any lawsuit or judicial proceeding arising or relating to this Agreement.
          20. Counterparts. This Agreement may be executed and delivered in two or more counterparts, including by facsimile transmission, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.
          21. Force Majeure. No party to this Agreement is liable to any other party for losses due to, or if it is unable to perform its obligations under the terms of this Agreement because of, acts of God, fire, floods, strikes, equipment or transmission failure, or other causes reasonably beyond its control.
          22. Interpretation. The section headings contained in this Agreement are solely for the purpose of reference, are not part of this Agreement and shall not in any way affect the meaning or interpretation of this Agreement.
          23. Entire Agreement. This Agreement, including the exhibits and schedules attached hereto, embodies the entire agreement and understanding of the parties hereto in respect of the subject matter hereof. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or therein. In the event that any of the terms of this Agreement conflict with any of the terms of the Merger Agreement with regard to the matters set forth herein, the terms of this Agreement shall govern.
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          IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

PARENT BROADVIEW NETWORKS HOLDINGS, INC.
By:	/s/ Corey Rinker
	Name:	Corey Rinker
	Title:	Chief Financial Officer

STOCKHOLDERS’ AGENT /s/ JEFFREY GINSBERG , JEFFREY GINSBERG As Agent for the former Stockholders of Eureka Broadband Corporation ESCROW AGENT JP MORGAN CHASE BANK N.A.
By:	/s/ Saverio A. Lunetta
	Name:	Saverio A. Lunetta
	Title:	Vice President

[Indemnity Escrow Agreement]